UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 17, 2010
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34176 (Commission File Number)	26-2735737 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Purchase Agreement
     On February 17, 2010 (the “Completion Date”), Ascent Media Network Services Europe Limited (“AMNSE”), an indirect wholly owned subsidiary of Ascent Media Corporation (the “Corporation”), and Ascent Media Group LLC (“AMG”), indirect parent of AMNSE and a direct wholly owned subsidiary of the Corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Discovery Communications Europe Limited (“Discovery”) and simultaneously completed the transactions contemplated by the Purchase Agreement.
     Pursuant to the Purchase Agreement, on the Completion Date AMNSE sold Discovery the assets and operations of the Chiswick Park playout facility in London, England (the “Facility”), and terminated the Network Origination Services Agreement between AMNSE and Discovery dated July 3, 2007 (the “Services Agreement”). The Facility was built by AMNSE in 2005 at Discovery’s UK headquarters specifically for use by Discovery Networks Europe. As a result of the asset sale, Discovery now owns the assets required to conduct the media management, editing, playout and other technical services (“Services”) previously provided by AMNSE to Discovery at the Facility pursuant to the Services Agreement. Pursuant to the Purchase Agreement, AMNSE received a cash payment of approximately 22 million British pounds (approximately $35 million based on applicable exchange rates) and Discovery assumed certain liabilities related to the provision of the Services.
     The Purchase Agreement contains customary warranties, undertakings and covenants by each of AMNSE and Discovery. At closing, AMNSE and Discovery entered into a Transition Services Agreement to provide for the transition of the Services from AMNSE to Discovery. AMNSE and Discovery are subject to non-solicitation provisions, which restrict both AMNSE and Discovery from entering into contracts for the services of or attempting to entice certain employees of the other within a 12 month period from the Completion Date. Also pursuant to the Purchase Agreement, AMG will guarantee the performance of AMNSE of its obligations under the Purchase Agreement and will indemnify Discovery against losses arising from a breach by AMNSE of its obligations under the Purchase Agreement. The Purchase Agreement supersedes the non-binding letter of intent between Discovery and AMNSE dated December 21, 2009.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by reference to the full text of the Purchase Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K.
Relationship Between the Corporation and Discovery
     Discovery is a subsidiary of Discovery Communications, Inc. (“DCI”). DCI was formed on September 17, 2008 in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in Discovery Communications Holding, LLC (“Old Discovery”) and exchanging those interests with and into DCI. Prior to that transaction, Old Discovery was a stand-alone private company, which was owned approximately 66-2/3% by DHC and 33-1/3% by Advance/Newhouse.
     Prior to September 17, 2008, the Corporation was a wholly-owned subsidiary of DHC. On September 17, 2008, DHC completed the spin off of the Corporation’s capital stock to the holders of DHC Series A and Series B common stock (the “Ascent Media Spin Off”). The Ascent Media Spin Off was a condition precedent to the transaction between DHC and Advance/Newhouse that formed DCI. In connection with such transactions, certain businesses that provide sound, music, mixing, sound effects, and other related services, which were formerly part of AMG, were retained by DHC and became owned indirectly by DCI.
     The Corporation and DCI are separate public companies and operate independently, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Ascent Media Spin Off, Ascent Media and DHC entered into certain agreements in order to govern certain of the ongoing relationships between Ascent Media and DHC after the Ascent Media Spin Off and to provide mechanisms for an orderly transition. These agreements include a reorganization agreement, a services agreement and a tax sharing agreement, which provide for, among other things, certain mutual indemnification obligations.
     John C. Malone, a member of the board of directors of the Corporation, is also a member of the board of directors of DCI.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Name

2.1	Asset Purchase Agreement dated February 17, 2010 between Ascent Media Network Services Europe Limited, Ascent Media Group LLC and Discovery Communications Europe Limited

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 23, 2010

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Name

2.1	Asset Purchase Agreement dated February 17, 2010 between Ascent Media Network Services Europe Limited, Ascent Media Group LLC and Discovery Communications Europe Limited